UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 28, 2010

VERSAR, INC.
(Exact name of Registrant as specified in its charter)

Delaware	1-9309	54-0852979
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6850 Versar Center Springfield, Virginia 22151
(Address of principal executive offices)
(Zip Code)

(703) 750-3000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 2.05 – Costs Associated with Exit or Disposal Activities

On February 3, 2010, Versar, Inc. (the “Company”) announced the implementation of a cost reduction plan due to unacceptable operating results in the first half of fiscal year 2010, resulting from declines in the Company’s Iraq business and continued delays of Federal funding and severe budget shortfalls in the Company’s state and municipal segments.  The cost reduction plan, comprised of employee terminations and the closure of select offices, will balance the Company’s cost structure with current and anticipated business volume.   The employee terminations were completed and office closures announced internally on January 29, 2010.  The Company anticipates that the office closures will be completed by the end of April 2010. It is anticipated that the cost reduction plan will reduce the Company’s overall cost structure by over $3.3 million on an annualized basis.

As a result of the cost reduction plan, the Company will record a one-time charge of approximately $650,000 in the third quarter of fiscal year 2010.   Of this aggregate charge, approximately $350,000 is related to employee severance and related termination charges, approximately $150,000 is related to office closure expenses and the remaining approximately $150,000 constitutes a reserve for the completion of certain projects.  Of the $650,000, approximately $500,000, representing severance and office closure expenses, will result in future cash expenditures.

Information in this current report on Form 8-K contains “forward-looking statements” within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.  These statements involve risks and uncertainties that could cause the Company’s actual results to differ materially from the future results expressed or implied herein.  Risks and uncertainties that may impact these future results are set forth in the Company’s annual report on Form 10-K filed with Securities and Exchange Commission for the year ended June 26, 2009.  Forward-looking statements are made as of the date hereof and the Company does not undertake to update its forward-looking statements.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1           Press Release issued February 3, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 3, 2010	VERSAR, INC.

	By:	/s/ James C. Dobbs
James C. Dobbs
Senior Vice President and General Counsel

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